Exhibit 99.1
Erickson Reports Fourth Quarter and Full-Year 2014 Results

— Full Year Revenues Increase 8.9% to $347 million on Contribution from Acquisitions —
— Reorganization to Streamline Operations, Reduce Cost, and Enhance Performance —
— Issues 2015 Guidance; Expects Growth in Several Areas to Offset Anticipated Defense Market Softness —

PORTLAND, Ore.-(BUSINESS WIRE) - February 25, 2015- Erickson Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services, today announced fourth quarter and full year 2014 financial results and guidance for fiscal 2015.

Udo Rieder, Chief Executive Officer of Erickson, commented, “The recently completed business reorganization provides for an increased focus on our end markets and additional investment in business development. The reorganization enables us to better leverage our competitive strengths and enhance our leadership position. This completes the integration of the transformative acquisitions we made over the past 18 months. We expect to capture opportunities and improve our financial results. We remain sharply focused on driving value for our customers, partners and shareholders.”

Fourth Quarter and Recent Highlights

•	Fourth quarter revenues declined to $73.2 million as compared to $92.5 million in the prior year period, primarily driven by the previously anticipated reduction in the defense and security market.

•	Operating expenses reduced by $4.9 million as compared to the prior year period, driven by cost-saving and integration synergy initiatives undertaken earlier in 2014.

•	Fourth quarter operating income was $4.1 million as compared to $9.2 million in the prior year period.

•
Fourth quarter Adjusted EBITDA was $14.2 million as compared to $19.0 million in the fourth quarter of last year; Adjusted EBITDA margin held relatively stable at 19.4% compared to 20.6% in the prior year period.

•	The Company generated $5.2 million of operating cash flow and $1.1 million of free cash flow(1) during the fourth quarter.

•
As of January 1, 2015, the Company reorganized into four business units aligned by end market: Government Aviation Services, Commercial Aviation Services, Oil & Gas Aviation Services and Manufacturing/MRO. This reorganization enables operational streamlining, enhanced competitiveness and accountability throughout the organization.

•	In January 2015, the Company entered into a new, two-year agreement with PetroRio (formerly HRT), the Company’s first near-shore platform support contract.

•
In February 2015, the Company entered into an exclusive MRO relationship with Bell Helicopter, a division of Textron, Inc. (NYSE:TXT), to provide parts and maintenance support of approximately 50 aircraft in the globally deployed fleet of Bell 214 ST and 214 B helicopters.

Full Year Highlights

•	Full year revenue increased 8.9% to $346.6 million, driven primarily by acquisitions. Pro forma revenues for 2013 were $395.2 million.

•
Full year Adjusted EBITDA decreased 7.8% to $83.8 million, a margin of 24.2%, as compared to $90.9 million, a margin of 28.6%, in 2013. Pro forma Adjusted EBITDA for 2013 was $106.3 million, a margin of 26.8%.

Fourth Quarter Results
Consolidated revenues for the quarter ended December 31, 2014 were $73.2 million as compared to $92.5 million in the prior year. This reflects a decrease in the Company's Government segment to $52.4 million as compared to $67.2 million in the prior year's period. This performance was, as expected, primarily driven by lower defense activity.

Revenues from the Company’s Commercial segment were $20.8 million as compared to $25.3 million in the prior year’s fourth quarter; higher MRO revenues and aircraft sales were offset by the conclusion of the initial PetroRio (formerly HRT/Rosneft) contract, as well as lower spot construction and the Company's strategic exit from Malaysia compared to the prior year.

Fourth quarter 2014 operating income decreased to $4.1 million as compared to the prior year level of $9.2 million; adjusted operating income, which excludes acquisition and integration expenses, and restructuring costs, was $4.5 million, as compared to $10.8 million in the prior year's period.

Net loss in the fourth quarter of 2014 was $2.5 million, or $0.18 per diluted share, compared to net loss of $1.7 million, or $0.12 per diluted share, in the prior year period; adjusted net loss was $2.2 million, or $0.16 per diluted share, as compared to adjusted net income of $1.3 million, or $0.10 per diluted share in the prior year.
Fourth quarter Adjusted EBITDA was $14.2 million as compared to $19.0 million in the prior year period. Adjusted EBITDAR was $19.1 million in the fourth quarter of 2014 as compared to $24.4 million in the prior year’s fourth quarter.
As of December 31, 2014, the Company had $5.1 million in cash on its balance sheet and $89.3 million drawn on its revolving credit facility. Long-term debt, including the current portion, as of December 31, 2014 was $371.9 million.
Full Year Results

Consolidated full year revenue increased by 8.9% to $346.6 million on increased revenue contribution from acquisitions. Pro forma revenues were $395.2 million in 2013. Government segment revenues for the year were $248.0 million and Commercial segment revenues for the year were $98.6 million.

Net loss attributable to common shareholders for 2014 was $10.3 million, or $0.75 per diluted share, compared to net income of $9.7 million, or $0.82 per diluted share, in the prior year. Adjusted full year net income in 2014 was $4.4 million, or $0.32 per diluted share as compared to $18.0 million or $1.52 per diluted share in 2013.

Full year Adjusted EBITDA decreased 7.8% to $83.8 million as compared to $90.9 million in 2013. Adjusted EBITDA margin for the year was 24.2% as compared to 28.6% in the prior year. Pro forma Adjusted EBITDA was $106.3 million, a margin of 26.8%, in 2013.

2015 Guidance

The full year guidance provided below is operational and adjusted to exclude any acquisition, reorganization or other nonoperational expenses.

For the full year ending December 31, 2015, the Company expects the following: a soft defense environment and growth in new oil and gas customers, significant growth in MRO/Manufacturing, and a steady year-over-year performance in other commercial markets. Also incorporated into the Company’s guidance are estimates of cost savings from prior initiatives and the recently announced reorganization. Based upon these and other assumptions, the Company anticipates full year 2015 revenues in the range of $330 million to $350 million, Adjusted EBITDA in the range $80 million to $90 million and Adjusted EBITDAR in the range of $100 million to $110 million. The Company also noted that it expects to generate positive free cash flow(1) on a full year basis in 2015.

(1)	We define free cash flow as operating cash flow adjusted for net purchases of aircraft, property, plant and equipment.

About Erickson Incorporated
Erickson is a leading global provider of aviation services specializing in oil and gas, government services, legacy aircraft MRO and manufacturing, and commercial services such as firefighting, HVAC, power line, specialty, construction, and timber harvesting. Erickson operates a fleet of approximately 80 rotary-wing (light, medium, and heavy) and fixed-wing aircraft, including 20 heavy-lift S-64 Aircranes. Founded in 1971, Erickson is headquartered in Portland, Oregon, USA, and maintains operations in North America, South America, Europe, the Middle East, Africa, Asia Pacific, and Australia. For more information, please visit www.ericksonaviation.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: that we do not realize the benefits from the Evergreen Helicopters and Air Amazonia acquisitions on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully expand these businesses, enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments, in the geographic areas, or with the types of aircraft historically operated by Evergreen Helicopters and Air Amazonia; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect us; that we operate in certain dangerous and war-affected areas, which may result in hazards to our fleet and personnel; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; our safety record; our substantial indebtedness; that we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; compliance with debt obligations, which could adversely affect our financial condition and impair our ability to grow and operate our business; cancellations, reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of our fleet; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability to convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece, Italy and the other geographic areas in which we operate); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; the impact of changes in the value of foreign currencies; and the risks of doing business in developing countries and politically or economically volatile areas; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, or Quarterly Report on Form 10-Q for the period ended September 30, 2014, as well as the other reports we file with the SEC from time to time.
You should not place undue reliance on any forward-looking statements. Erickson assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.
Conference Call
The Company will hold a conference call to discuss its earnings results for the fourth quarter and the year ended December 31, 2014 on February 25, 2015 at 4:30 p.m. Eastern Time with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaviation.com. To access the call, dial toll-free 1-888-500-6950 or 1-719-325-2393 (international). The pass code is 3805801.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 3805801. The replay will be available beginning at 7:30 p.m. ET on Wednesday, February 25, 2015 and will last through 11:59 p.m. ET March 4, 2015.

This conference call will also be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://investors.ericksonaviation.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.
— FINANCIAL TABLES FOLLOW —

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$5,097	$1,881
Restricted cash	567	2,883
Accounts receivable, net of allowances for doubtful accounts of $739 and $991 in 2014 and 2013, respectively	44,350	65,987
Prepaid expenses and other current assets	8,780	3,360
Income tax receivable	677	135
Deferred tax assets	1,230	3,715
Total current assets	60,701	77,961
Aircraft support parts, net	137,593	126,696
Aircraft, net	128,221	127,179
Property, plant and equipment, net	120,635	109,382
Goodwill	215,241	234,978
Other intangible assets, net	20,053	22,484
Other non-current assets	23,077	28,625
Total assets	$705,521	$727,305
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,844	$29,035
Current portion of long-term debt	4,144	—
Accrued and other current liabilities	19,034	41,233
Income tax payable	315	621
Deferred tax liabilities	884	—
Total current liabilities	44,221	70,889
Long-term debt	12,751	16,160
Long-term revolving credit facilities	89,339	68,086
Long-term notes payable	355,000	355,000
Other long-term liabilities	13,181	1,819
Uncertain tax positions	6,313	5,669
Deferred tax liabilities	3,703	16,775
Total liabilities	524,508	534,398
Stockholders’ equity:
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,823,818 and 13,787,914 issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	181,018	179,954
Retained earnings	1,812	12,104
Accumulated other comprehensive loss, net of tax	(2,544)	(42)
Total stockholders’ equity attributable to Erickson Incorporated	180,287	192,017
Noncontrolling interest	726	890
Total stockholders’ equity	181,013	192,907
Total liabilities and stockholders’ equity	$705,521	$727,305

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Net revenues:	$73,202	$92,465	$346,609	$318,221
Cost of revenues	60,025	69,301	263,445	222,108
Gross profit	13,177	23,164	83,164	96,113
Operating expenses:
General and administrative	6,095	10,880	26,494	37,366
Research and development	943	884	3,782	4,000
Selling and marketing	2,083	2,247	9,286	7,755
Impairment of goodwill	—	—	21,272	—
Total operating expenses	9,121	14,011	60,834	49,121
Operating income	4,056	9,153	22,330	46,992
Other income (expense):
Interest expense, net	(8,934)	(8,658)	(35,800)	(25,175)
Other income (expense), net	1,000	(3,214)	(1,193)	(5,831)
Total other income (expense)	(7,934)	(11,872)	(36,993)	(31,006)
Net income (loss) before income taxes and noncontrolling interest	(3,878)	(2,719)	(14,663)	15,986
Income tax expense (benefit)	(1,393)	(889)	(4,432)	6,120
Net income (loss)	(2,485)	(1,830)	(10,231)	9,866
Less: Net (income) loss related to noncontrolling interest	34	130	(61)	(209)
Net income (loss) attributable to Erickson Incorporated and common stockholders	$(2,451)	$(1,700)	$(10,292)	$9,657
Net income (loss)	$(2,485)	$(1,830)	$(10,231)	$9,866
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,469)	(649)	(2,658)	(107)
Comprehensive income (loss)	(3,954)	(2,479)	(12,889)	9,759
Comprehensive (income) loss attributable to noncontrolling interest	81	160	95	(215)
Comprehensive income (loss) attributable to Erickson Incorporated	$(3,873)	$(2,319)	$(12,794)	$9,544
Net income (loss) per share attributable to common stockholders
Basic	$(0.18)	$(0.12)	$(0.75)	$0.86
Diluted	$(0.18)	$(0.12)	$(0.75)	$0.82
Weighted average shares outstanding
Basic	13,810,587	13,786,308	13,800,494	11,221,005
Diluted	13,810,587	13,786,308	13,800,494	11,834,506

ERICKSON INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Cash flows from operating activities:
Net income (loss)	$(2,485)	$(1,830)	$(10,231)	$9,866
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,805	7,889	34,903	33,328
Impairment of goodwill	—	—	21,272	—
Deferred income taxes	483	549	(7,790)	5,214
Non-cash income from satisfaction of return to service liabilities	(1,869)	—	(1,869)	—
Non-cash interest expense on debt	98	101	324	1,877
Non-cash interest on tax contingencies	—	(872)	—	—
Non-cash interest income on loans	—	(41)	—	(140)
Write-off of debt issuance costs related to the early extinguishment of debt	—	—	—	215
Stock-based compensation	245	127	861	792
Amortization of debt issuance costs	606	681	2,433	2,067
Loss (gain) on sale of equipment	(105)	40	(358)	(1)
Gain on involuntary conversion	—	—	(308)	—
Loss on sale of term loan note receivable	—	3,441	—	3,441
Changes in operating assets and liabilities:
Accounts receivable	21,244	5,491	19,719	(20,991)
Prepaid expenses and other current assets	1,363	2,445	(5,544)	427
Income tax receivable	(515)	1,476	434	915
Aircraft support parts, net	(3,602)	(8,808)	(17,240)	(32,001)
Other non-current assets	1,370	1,172	5,602	(3,131)
Accounts payable	(2,695)	1,238	(8,856)	(19,502)
Accrued and other current liabilities	(16,602)	(9,090)	(20,652)	(6,350)
Income tax payable	(581)	(1,560)	629	(304)
Other long-term liabilities	463	(1,410)	655	(514)
Net cash provided by (used in) operating activities	5,223	1,039	13,984	(24,792)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	5,000	—	(226,868)
Purchases of aircraft and property, plant and equipment, net	(4,100)	(23,738)	(56,807)	(56,104)
Proceeds from sale-leaseback of aircraft	—	—	24,660	—
Restricted cash	(119)	16	2,222	958
Purchase of intangible assets	—	(5)	—	(2,205)
Proceeds from sale of term loan note receivable	—	1,660	—	1,660
Increase in other assets	(126)	—	(126)	(35)
Dividends paid to non-controlling interest	4	—	(69)	(341)
Net cash used in investing activities	(4,341)	(17,067)	(30,120)	(282,935)
Cash flows from financing activities:
Proceeds from shareholders, net	—	—	414	—
Repayments of subordinated notes	—	—	—	(27,572)
Repayments of credit facilities	(57,847)	(35,416)	(206,686)	(250,215)
Borrowings from credit facilities	60,946	48,990	227,939	246,377
Borrowing of notes	—	—	—	400,000
Repayment of notes	—	—	—	(45,000)
Other long-term borrowings	(35)	—	409	—
Debt issuance costs	(32)	(319)	(371)	(14,986)
Shares withheld for payment of taxes	(45)	(19)	(211)	(716)
Net cash provided by financing activities	2,987	13,236	21,494	307,888
Effect of foreign currency exchange rates on cash and cash equivalents	(1,331)	(629)	(2,142)	252
Net increase (decrease) in cash and cash equivalents	2,538	(3,421)	3,216	413
Cash and cash equivalents at beginning of period	2,559	5,302	1,881	1,468
Cash and cash equivalents at end of period	$5,097	$1,881	$5,097	$1,881
Supplemental disclosure of cash flow information:
Cash paid for interest	$16,140	$15,998	$35,693	$27,818
Cash paid for income taxes, net	$1,476	$506	$3,925	$1,477

The following tables provide additional detail on the revenues and revenue flight hours for the components of the two reportable segments:

(Dollars in thousands)	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Government revenues:
Firefighting	$17,125	$17,824	$89,379	$86,266
Defense and security	34,245	47,696	152,422	124,491
Transport and other government-related services	1,024	1,691	6,180	10,824
Total Government revenues	$52,394	$67,211	$247,981	$221,581

(Dollars in thousands)	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Commercial revenues:
Timber harvesting	$3,761	$7,714	$22,384	$34,631
Infrastructure construction	11,455	14,960	60,953	49,301
Manufacturing / MRO	4,817	2,580	12,271	12,708
Aircraft sales	775	—	3,020	—
Total Commercial revenues	$20,808	$25,254	$98,628	$96,640

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Government revenue flight hours:
Firefighting	180	272	3,094	3,521
Defense and security	2,424	4,610	12,918	13,208
Transport and other government-related services	76	43	319	495
Total Government flight hours	2,680	4,925	16,331	17,224

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Commercial revenue flight hours:
Timber harvesting	602	1,143	3,631	4,967
Infrastructure construction	804	581	3,242	2,875
Total Commercial flight hours	1,406	1,724	6,873	7,842
Use of Non-GAAP Financial Measures
The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings (or loss) for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that is the chief executive office of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments. We have further adjusted EBITDA for continued acquisition and integration costs beyond the 9 months defined by our Revolving Credit Facility agreement and the restructuring costs associated with exiting the Malaysian timber harvesting market and right-sizing of our business in Brazil.
The Company also uses Adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to Adjusted EBITDA. We present Adjusted EBITDAR because we believe this provides us with a more comparable measure for managing our business.
The Company also uses adjusted net income (loss), adjusted operating income (loss), and adjusted net income (loss) per share, in managing our business. We define adjusted operating income (loss) as operating income (loss) attributable to the Company, adjusted to exclude the effect of acquisition, impairment, restructuring, integration and related expenses. We define adjusted net income (loss) as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income (loss) per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP net income (loss) per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.
The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

(Dollars in thousands)	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
EBITDA, Adjusted EBITDA and Adjusted EBITDAR Reconciliation:
Net income (loss) attributable to Erickson Incorporated	$(2,451)	$(1,700)	$(10,292)	$9,657
Interest expense, net	8,934	8,658	35,800	25,175
Tax expense (benefit)	(1,393)	(889)	(4,432)	6,120
Depreciation and amortization	7,805	7,889	34,903	33,328
Amortization of debt issuance costs	606	681	2,433	2,067
EBITDA	$13,501	$14,639	$58,412	$76,347
Acquisition and integration related expenses	30	1,628	1,687	10,383
Non-cash unrealized mark-to-market foreign exchange (gains) losses	113	(10)	387	(309)
Non-cash charges from awards to employees of equity interests	245	127	861	792
Loss on early extinguishment of debt	—	—	—	215
Interest expense (income) related to tax contingencies	10	(858)	10	13
Non-cash goodwill impairment loss	—	—	21,272	—
Restructuring costs	401	—	1,482	—
Loss (gain) on sale of equipment	(105)	40	(358)	(1)
Loss on sale of EIA note	—	3,441	—	3,441
Adjusted EBITDA	$14,195	$19,007	$83,753	$90,881
Aircraft lease expenses	4,924	5,378	20,198	14,005
Adjusted EBITDAR	$19,119	$24,385	$103,951	$104,886

(Dollars in thousands)	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Operating Income and Adjusted Operating Income Reconciliation
Operating income	$4,056	$9,153	$22,330	$46,992
Acquisition and integration related expenses	30	1,628	1,687	10,383
Non-cash goodwill impairment loss	—	—	21,272	—
Restructuring costs	401	—	1,214	—
Adjusted operating income	4,487	10,781	46,503	57,375
Net Income and Adjusted Net Income Reconciliation
Net income (loss) attributable to Erickson Incorporated	$(2,451)	$(1,700)	$(10,292)	$9,657
Acquisition and integration related expenses	30	1,628	1,687	10,383
Loss on sale of EIA note	—	3,441	—	3,441
Non-cash goodwill impairment loss	—	—	21,272	—
Restructuring costs	401	—	1,482	—
Tax effect of acquisition and integration related expenses, loss on sale of note, goodwill impairment, and restructuring costs (assumed 40% rate)	(172)	(2,027)	(9,776)	(5,529)
Net impact of acquisition and integration related expenses, loss on sale of note, goodwill impairment, and restructuring costs on net income	259	3,042	14,665	8,295
Adjusted net income (loss) attributable to Erickson Incorporated	$(2,192)	$1,342	$4,373	$17,952
Net Income (Loss) Per Share Attributable To Common Stockholders and Adjusted Net Income (Loss) Per Share Attributable to Common Stockholder Reconciliation
Net income (loss) attributable to common stockholders	$(2,451)	$(1,700)	$(10,292)	$9,657
Adjusted net income (loss) attributable to Erickson Incorporated	$(2,192)	$1,342	$4,373	$17,952
Weighted average shares outstanding
Basic	13,810,587	13,786,308	13,800,494	11,221,005
Diluted	13,810,587	13,846,180	13,819,804	11,834,506
Adjusted net income (loss) per share attributable to Erickson Incorporated
Basic	$(0.16)	$0.10	$0.32	$1.60
Diluted	$(0.16)	$0.10	$0.32	$1.52